Exhibit 99.1

OPTION CARE 4TH QUARTER CONFERENCE CALL TRANSCRIPT
FEBRUARY 17, 2003

CORPORATE PARTICIPANTS

Rajat Rai

Option Care, Inc. – CEO and Director

Richard Smith

Option Care, Inc. – President and COO

Paul Mastrapa

Option Care, Inc. – Senior Vice President and CFO

CONFERENCE CALL PARTICIPANTS

Arthur Henderson

Jefferies & Company

Grant Jackson

First Analysis

John Ransom

Raymond James

Anne Barlow

SWS Securities

David S. MacDonald

Leerink Swan & Company

Mitra Ramgopal

Sidoti

Allen UNSTATED (ph)

SilverCrest Asset Management

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to fourth quarter and year end 2003 conference call.

My name is Rob, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. If at any time during the call you require assistance, please press star followed by a zero, and a coordinator will be happy to assist you.

I would now like to turn the presentation over to your host for today’s call, Mr. Raj Rai. Please proceed, sir.

Rajat Rai  - Option Care, Inc. – CEO and Director

Thank you. Good morning. Thank you for joining our 2003 fourth quarter and year end conference call.

Also participating on the call with me are Rick Smith, our President, Paul Mastrapa, our Chief Financial Officer, and Joe Bonaccorsi, our General Counsel.

By now you should have a copy of the press release issued by the company this morning. If you have not received it, please call Leticia Carrillo at 847-229-7731, and it will be faxed to you promptly.

Please be advised in keeping with SEC guidelines, this call may be accessed the by webcast through Option Care’s website at www.optioncare.com.

Any remarks that Option Care may make about future expectations, plans and prospects for Option Care constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements. As a result, there are various important factors, including those discussed in Option Care’s annual report on form 10K for year ended December 31st, 2002, which is on file with the SEC.

Option Care anticipates that subsequent events and developments may cause its estimates to change, or it may elect to update these forward-looking statements at some point in the future.  Option Care specifically disclaims and obligation to do so.

I will now give the highlights for the quarter. Rick and Paul will give the updates on operations and key financials highlights later in the call. As discussed previously and noted in the press release issued this morning, we reported $96 million in revenues for the fourth quarter.  This represented a 5% growth from the same period in 2002. The earnings for the quarter were 18 cents a share from continuing operations. Cash flow has always remained at the top of our priority list throughout 2003, and we have made significant progress.

We generated about $22 million in free cash flow and had about $4 million in cash on hand at the end of the year, and were debt free. We continue to focus on improving our cash situation.

As a result of our improved cash situation and improved trends in the business, we initiated a stock buy back at the end of the year, and bought over 100,000 shares in our company. We are pleased with the performance in the fourth quarter.

We had a quick turn around in the fourth quarter. Sequentially, we have shown better than expected progress, both in revenue and earnings.  The improved performance came from controlling cost and restructuring the company, resulting in a 5 cents a share improvement in earnings and the focus on top line growth.

In the fourth quarter, we saw increased sales from the launch of seasonal products, Synagis, as well as Xolair. You may recall we generated sales from Synagis for a period of six months, from November through May.

As we move forward in 2004, we have set the following priorities for ourselves: We completed the restructuring of the management team at the corporate level, and the middle management at the field level.

We are now in the process of strengthening the management team at the field level, both in operations as well as sales. We expect to be completed by the end of first quarter.

Improved profitability through efficiencies introducing our cost of goods, focus on growth organically through existing contracts and products — we are highly focused on going back to our existing customers to get more business, both for home infusion and specialty pharmacy services, and are showing some good progress.

Additionally, we are aggressively looking for new managed care relationships, as well as manufactured relationships. We have developed a good pipeline to focus on, and will keep you informed on the progress. In January, we completed two small-size acquisitions that were folded into our existing operations in two markets.

We also hired Rob Monahan as the Vice President of Mergers and Acquisitions. Rob has a number of years of experience in investment banking, healthcare services and healthcare evaluation.  His job is now going to be to focus on building a very strong acquisition pipeline, and we are very excited about the opportunities that exist in the marketplace for acquisitions.  We plan to accelerate the acquisition activity sometime after the first quarter. And finally, we remain highly focused on strengthening our balance sheet and improving cash flow.

I will now turn the call over to Rick to discuss the operation highlights. Rick?

Richard Smith - Option Care, Inc. – President & COO

Thanks, Raj. Good morning. We stated in our third quarter conference call that we had put in place most of the senior management infrastructure to begin to improve the focus of the company in its revenue generation program, improving operating efficiencies, increasing our clinical capabilities, and in improving our billing and reimbursement function.

We had discussed the new sales organization structure and the focus of selling one company to our customers by bringing specialty sales and core infusion sales together and focusing our growth along each line of business.

We have reiterated to our customers our very flexible distribution model, where strategically we are uniquely positioned to offer both central distribution or local distribution, depending on our customer’s needs.

So far, our renewed sales focus has produced good results. We have begun to see the early results of our sales coordination efforts at both the managed care level and the local referral level.

We have seen growth in both the specialty part of our business and in the core infusion part from Q3 to Q4. While the early success is encouraging, we will continue to improve the coordination of all of our programs during 2004.

We believe that we have the best strategic offering to all of our customers. We can customize any type of program for our customers. Our flexibility our service offerings have been received very positively by the organizations we’ve been calling on.

On the operating side of the business, we have continued to develop enhanced performance models and management tools to analyze each of our businesses in each of our locations.

We have also brought on a new Head of Purchasing to review all of our vendor relationships to ensure that we are seeking and achieving the highest level of purchasing efficiencies throughout our company.

We continue to review all of our expenditures to ensure each dollar is spent as an investment towards improved performance, and we’re also working very hard to enhance the operating performance of all locations to achieve internal targets we have set in terms of individual operating performance and benchmarks.

In the area of reimbursement, we have been constantly striving to achieve greater levels of cash performance in the company.

We have spent a great deal of effort and resources and renewed training in policies and procedures, rolling out higher levels of electronic claims submissions to accelerate cash collections and to continue to focus on a very clean intake process to enable higher levels of good claims and faster cash collection.

We have made some good progress, and look forward to continuing to improve our cash results and our efforts.

Overall, we are very confident that the changes we have made will continue to have a positive impact on our 2004 results. While we have more work to do in a lot of areas, we are working diligently to accomplish the goals that we have set for ourselves.

Finally, we have created an enormous amount of excitement in our organization in focusing our people on achieving the goals of our company.

We are attracting many experienced and capable professionals at the local level from our competitors because of the direction the company is taking in 2004. With that, I’ll turn it over to Paul Mastrapa.

Paul Mastrapa  - Option Care, Inc. – Senior Vice President and CFO

Thanks, Rick and good morning. For the fourth quarter, our revenue was $96 million, a 5% increase from the $91 million reported in the fourth quarter of 2002.

Same store growth for our company-owned locations for only our infusion and specialty pharmacy businesses was 8% for the quarter. Net income for the fourth quarter was $4 million as compared to net income of $3 million for the fourth quarter of last year.

Earnings per share was 19 cents for the fourth quarter as compared to earnings per share of 14 cents for 2002.

During the fourth quarter this year, we realized a gain of $800,000 or 2 cents per diluted share related the early termination of a franchise agreement, which was offset by residual reorganization related costs of $400,000 or a 1 cent per diluted share, for a net gain in the quarter of $400,000 or one cent per diluted share. In addition, included in the 14 cents for the Q4 2002 is a $1.7 million charge or 5 cents per share, for the disposal of two operating locations.

For the 12 months ended December 31st, 2003, revenue increased 11% to $355 million from $320 million for the prior year. Net income for the year was $8.7 million or 41 cents per diluted share, as compared to $14.1 million or 67 cents per diluted share in 2002.

As previously announced in the third quarter this year, the company reported a pretax charge of $8.7 million or 24 cents cents per share, related to additional bad debt reserves, restructuring costs and other miscellaneous expenses.

Overall gross profit for the fourth quarter declined to 29.7% from 30.7% for the prior year, due to a combination of the revenue mix between infusion and specialty pharmacy services, as well as the therapy mix within our specialty business.

In terms of revenue mix, higher margin infusion therapy services comprised a lower percentage of our overall revenues at 36.6% in the fourth quarter compared to 38.0% for the prior year fourth quarter.

Infusion services gross profit for the fourth quarter was consistent with the prior year at approximately 43.5%. Specialty pharmacy services gross profit declined to 17.5% for the fourth quarter of this year, as compared to 19.4% for the prior year period.  The decline is due to overall therapy mix, as well as the increase in sales of Xolair and Synagis, which have a lower gross margin than our composite gross margin.

SG&A expenses as a percentage of revenue declined to 19.8% for the fourth quarter of 2003, as compared to 20.4% for the prior year.  The cost reduction efforts implemented in the third quarter this year enabled us to offset the increases in SG&A expenses in 2003 related to information systems, reimbursement infrastructure, liability insurance, health benefits and the investments required to comply with the Sarbanes-Oxley Act.

Now to summarize cash flow. Option Care had another quarter of excellent cash flow. The company generated $4.8 million of positive operating cash flow during Q4; again, exceeding our net income for the quarter.

I’m particularly pleased with our cash flow results, considering the sequential increase in revenues from the third quarter of $13 million with the start of the Synagis season.

For the year, our cash flow from operations totals $28 million. Cash used in investing activities for the quarter was $1.2 million, broken down as follows: $0.2 million for prior period acquisition obligations, and approximately $1 million for equipment purchases, infrastructure improvement and revenue producing medical equipment.

The remaining contingent acquisition liability amounts to just under $1 million. Our cash flow is a reflection of our continued focus and improvement in accounts receivable management.

Day sales outstanding were 61 days at the end of the fourth quarter, a decrease of 5 days from the prior quarter ended September 30th.

Our priority for 2004 is to further improve our accounts receivable management and continue to lower DSOs. We ended the year debt free with $4 million of cash on hand.

In addition, availability in our credit facility totaled $38 million at December 31st. Finally, in late December and early January, we initiated our stock buy back program and spent $1.1 million to purchase approximately 101,000 shares.

For 2004, we may purchase additional shares from time to time, based upon our cash position and market conditions. Now I’d like to ask the operator to open the call to questions.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, if you wish to ask a question, please press star followed by one on your touch-tone telephone. If your question has been answered and you wish to withdraw your question, press star followed by two. Questions will be taken in the order received. Please press star one to begin. And your first question comes from Mr. Arthur Henderson from Jefferies & Company.

Arthur Henderson - Jefferies & Company

Good morning. I was wondering if you could tell me what the pop in the other revenue line was during the quarter? I saw that went up about $1 million.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Sure. The primary increase in other revenue was related to the franchise termination that we recognized.

Arthur Henderson - Jefferies & Company

Okay.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

I’m sorry, I’m getting a little break up on the call? Can everybody hear me okay?

Athur Henderson - Jefferies & Company

Yeah. It was a little broken up, but I got you there.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Okay.

Arthur Henderson - Jefferies & Company

So the gain that you got during the quarter, or the net gain, is — where is that located in your income statement?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

The $800,000 gain is in the “Other Revenue” line. In addition, you know, we also true up our royalty revenue at the end of the year, as well as potential product rebates. So the fourth quarter also, you know, we adjust to our year end expectations. The $400,000 residual reorganization related expenses is in our SG&A line.

Arthur Henderson - Jefferies & Company

Okay. Let me ask you — and I guess this is for Rick. What specifically are you doing on the cash collections that is going to increase the — or improve the DSOs on a quarter to quarter basis? Obviously, we saw a big improvement this time. But how much more improvement can we see in that — in DSOs, and what are you doing?

Richard Smith  - Option Care, Inc. - President, COO

We’re — you know, we are continuing to review our intake process, the front end process, to ensure that it’s very clean in terms of preauthorization, paperwork, documentation and then dropping claims as soon as we are able to. So — and then the follow up procedures that we’ve put in place and have trained our employees on, we think that there’s some more work to be done there.

We’ve put a very large and heavy push towards electronic claims submission, have rolled out some new technologies, as well as training, to enable us to continue to try to get a faster cash return in terms of our claims submission.

So we also have some, you know, over 90 and over 120 in some locations, that we think there’s some good opportunity and we’ve put some resources just to make sure that we can get after that — those dollars, as well. So it’s really all across the board, but pretty much starting at the front end, with all of our employees in all of our locations.

Arthur Henderson - Jefferies & Company

So ideally, where could you get that number to that you would think would be as good as you can get?

Richard Smith - Option Care, Inc. - President, COO

We’re — internal goal is about the mid 50’s is where we think overall we can get to. We’ve done a lot of work on the specialty side, which is very fast. We have a number of branch locations that are in the 40’s themselves, just because they’ve got a long tenured staff and clean front end process, and we think that’s the benchmark for all of our locations to follow in terms of their targeted performance.

Arthur Henderson - Jefferies & Company

Okay. Let me just ask a couple more questions and then I’ll jump out of the queue. I was just curious, I’ve been following this MediCal situation fairly closely, and I’m wondering, what is Option Care’s exposure on the revenue line to MediCal? What sort of percentage do you derive from that program?

Richard Smith - Option Care, Inc. - President, COO

It’s really not significant. We continue to watch all of our businesses. You know, we take a look at the profitability of all our sources, and those are part of the new tools that we’ve been continuing to roll out and enhance. And so, you know, we don’t take business that we lose money on. So we’re very cautious about making sure we’re going to get paid and also that that we’re going to make money on it. So I think the exposure in terms of the MediCal business is very limited.

Arthur Henderson - Jefferies & Company

Okay.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Arthur, a follow up on that. Our overall exposure to Medicaid is approximately 11% of total revenues, and that’s nationwide.

Arthur Henderson - Jefferies & Company

Yeah.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

And we do have a fair amount of assets in California. You know, so we do have, you know, some exposure but the — you know, the net impact is fairly small.

Arthur Henderson - Jefferies & Company

Okay. Last question, I saw where Medco established a strategic alliance with Accredo, and I’m wondering what sort of implications that has in the specialty pharmaceutical distribution sector, what’s your interpretation of that — and get your thoughts.

Rajat Rai - Option Care, Inc. - CEO, Director

Arthur, this is Raj.  I think that sort of proves the specialty pharmacy model, that sort of solidifies the model, that bigger companies like Medco value the specialty pharmacy business.

Either you can elect to start it on your own or rely on companies like Accredo or Option Care to help get into the business. So I think it’s pretty positive in my opinion that the bigger companies are more in the managed care arena, value the business pretty highly.

Arthur Henderson - Jefferies & Company

So would Option Care consider doing something like that with one of the PBMs?

Rajat Rai - Option Care, Inc. - CEO, Director

Well, if it was the right opportunity, sure.

Arthur Henderson - Jefferies & Company

Okay. Great. Good quarter.

Rajat Rai - Option Care, Inc. - CEO, Director

Thanks.

Operator

Your next question comes from the line of Mr. Grant Jackson from First Analysis.

Grant Jackson - First Analysis

Good morning, gentlemen.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Good morning.

Grant Jackson - First Analysis

On the Medicare front, if you could talk to the managed care specialty business, and specifically what kind of traction you’re now — you might be seeing with United and the Florida contracts with respect to — you know, I know we were hoping for a catalyst out of Medicare. We got that. If you could give an update there.

And then, if you could give an update on the therapy mix within specialty, if you could maybe tell us a little bit more about how Xolair is doing — any kind of specifics would be good — as well as what accounted for the therapy mix aside from Xolair and Synagis changing to a lower margin mix, is that growth hormone, or a lack of growth in hemophilia and IVIG, some of that stuff?

Rajat Rai - Option Care, Inc. - CEO, Director

Grant, this is Raj. Let me address your question about — your first question about the Medicare catalyst. To our knowledge, what Medicare has done is basically follow in the footsteps of what managed care has been doing, working with us for a while in creating a model where they’re able to drive cost savings regarding in the other organizations or sites, such as physician’s offices.

So that, I think, it really — it solidifies the model. Where we are yet to see is the excitement, if you may, with the managed care organizations. We’ve been talking to a lot of people in selling the model, and we haven’t brought any new business in terms of closure at this point, but we definitely see an excitement and desire to work with our system, with our model, to help cost savings in the future.

Grant Jackson - First Analysis

Any — have you seen any increase in business from any of those clients, and particularly United, if you could maybe talk to — have they changed the way in which they have been pushing this at all?

Rajat Rai - Option Care, Inc. - CEO, Director

Not at this moment, but some of our other clients have — are going back and looking at certain specialty drugs that are being used in the physician’s office, and are looking to come up with a medical approach where it was an elective or an optional approach in the past. So the results are yet to come, but we are definitely seeing a desire for the managed care organizations to sort of follow in the footsteps of Medicare.

Grant Jackson - First Analysis

Okay. And then on the therapy mix?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Sure, Grant. — this is Paul. In the fourth quarter, you know, we really seen two things, Synagis ramping up, as expected, and then our increases in Xolair. In terms of Synagis, overall for the quarter, we’re seeing about a 6% increase from last year. I would expect for the season, based upon our current run rate, that we would see about a 10% year over year growth in Synagis.

The lower Q4 growth rate is primarily due to the delay in the start of the season that we saw with many payers. Xolair is continuing — is tracking, I would say to — we’re getting our fair share of the Xolair market, and that is continuing to ramp nicely for us.

In terms of the other mix, we’ve seen very strong growth in growth hormone over the course of the year and in the fourth quarter, which to some extent offset the higher margin products such as hemophilia, which has been fairly consistent for us.

Grant Jackson - First Analysis

And so hemophilia was a little weak, and you offset that with growth hormone?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Right.

Grant Jackson - First Analysis

Anything more you can talk to about the Xolair program in terms of any specifics in terms of number of patients or revenues or anything else — revenue run rate?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

I think not — you know — not at this time, other than, you know, that based on, you know, the published information, we are — you know, we’re getting our fair share.

Grant Jackson - First Analysis

Thanks. I’ll get back into queue and ask some questions later.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

All right.

Operator

Ladies and gentlemen, once again, if you wish to ask a question, press star one on your telephone. And your next question comes from the line of Mr. John Ransom from Raymond James.

John Ransom - Raymond James

Hi, good morning. A couple of things. Looking back at your managed care deals, 2002-2003, if you were to look at, say, the collective revenues of those deals, has it approached the point of, in your opinion, materially?

Rajat Rai - Option Care, Inc. - CEO, Director

Well, the Blue Cross contract in Florida, obviously, is the most significant of all the contracts that we have in place today.

John Ransom - Raymond James

Correct.

Rajat Rai - Option Care, Inc. - CEO, Director

And that’s about 16 to 17% of the total revenues. But other than Blue Cross, I don’t think we’ve seen maturation or full penetration on the contracts.

John Ransom - Raymond James

I mean, are we even doing, say $10 million in total revenue from the other deals?

Rajat Rai - Option Care, Inc. - CEO, Director

Yeah, we are.

John Ransom - Raymond James

Okay. I mean, how should we think about analyzing or assessing your progress in trying to achieve some traction in some of these transactions?

Rajat Rai - Option Care, Inc. - CEO, Director

Well, obviously, we should be able to see some organic growth from those contracts as we go back to the payers, and asking for more business in terms of getting to a much more mandatory approach on certain specialty drugs, that’s one. And number two would be getting new contracts, similar to what we are signing in Florida or elsewhere.

John Ransom - Raymond James

Okay. And Raj, are you seeing any move toward mandatory, now that Medicare has officially gone to a bifurcated approach, if you will, for oncology?

Rajat Rai - Option Care, Inc. - CEO, Director

Not as yet, John, but there is definitely a desire from what we are hearing from the payers, and I think, you know, payers are still being cautious in making that switch of – but I think it’s time, because this is relatively new in terms of the legislation, but it think there is a — definitely a good possibility of that we would see, you know, our model being successful.

John Ransom - Raymond James

Okay. Just a couple of other quick things. In terms of therapy mix, where do you stand now terms of percentage oncology in your specialty mix?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

In terms of — are you looking at just the specialty?

John Ransom - Raymond James

Yes.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

As a percentage of our specialty business?

John Ransom - Raymond James

Uh-huh.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

It ranges about 17%.

John Ransom - Raymond James

Okay. Is there any oncology caught up in the infusion side of the business?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

No.

John Ransom - Raymond James

Okay. So if we were to — I guess if we were were to look at the total company then, what’s your oncology mix?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

I would say that would be somewhere down the — you know — It’s about the, around the 15% range.

John Ransom - Raymond James

Has that changed much over the past two years?

Rajat Rai - Option Care, Inc. - CEO, Director

Well, it has definitely grown as we were extending our Blue Cross, Blue Shield of Florida contract.

John Ransom - Raymond James

Okay. But — okay. I got you. And secondly, this is my last question, then I’ll jump out. But just trying to understand the timing of acquisition payments, we noticed in your cash flow statement some dollars expended for acquisitions. However, in our model we had assumed all those sales had closed in the year prior. So were these earn outs, or were we just not cognitive to some acquisitions that closed in ’03?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

They were just earn-out payments. Are you talking about the 14 million for the year?

John Ransom - Raymond James

Yeah, yeah.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Yeah, those were earn out payments, the largest being Minneapolis, as well as the remaining equity component for a Texas acquisition we made in 2002.

John Ransom - Raymond James

Right.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

The only liability we had, we have a small earn out liability, as I mentioned, on the books, which I’d expect to be under $1 million, which will probably be paid in the next three to six months.

John Ransom - Raymond James

So if we were to look now, looking backward at sort of a collective EBIT to EBITDA for the acquired businesses over the past two years, do you have a sense for that?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Are you looking for just the acquired businesses?

John Ransom - Raymond James

Yeah, the acquired businesses, what multiple of EBITDA has been paid, looking at how the acquisitions have performed versus your expectations versus what you paid for them?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

You know, I don’t have that total, John, but our acquisitions overall have performed — over the last two years, have performed right on-line with our expectations.

John Ransom - Raymond James

And then, just remind us what — as you look to make acquisition, what your target EBITDA multiple is.

Rajat Rai - Option Care, Inc. - CEO, Director

You know, we are at this point looking at about a four times trailing 12-month EBITDA target.

John Ransom - Raymond James

So is it fair to say that these acquisitions that were done in ’02 and ’03 would fall within that range?

Rajat Rai - Option Care, Inc. - CEO, Director

Yeah, except for the one that we did —

John Ransom - Raymond James

Except for Texas?

Rajat Rai - Option Care, Inc. - CEO, Director

Yeah, that had a slightly higher multiple. But the other — other than that, we were under four.

John Ransom - Raymond James

Even with the working capital write off in Texas, you would you say that’s the case?

Rajat Rai - Option Care, Inc. - CEO, Director

I would think so, yes.

John Ransom - Raymond James

Okay. Thank you.

Rajat Rai - Option Care, Inc. - CEO, Director

Thanks.

Operator

Your next question comes from Anne Barlow from Southwest Securities.

Anne Barlow - SWS Securities

Good morning. Just going back to John’s previous question asking kind of the general revenue mix. I know you gave 17% oncology. Could you give us just a broad, you know, not necessarily exact percentages of where the specialty mix is right now between, you know, Synagis, oncology, Xolair, that kind of thing?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Well, Anne, you know, we — as we’ve typically disclosed, our specialty mix tends to be much more of a broad and balanced portfolio products. You know, our largest products in the specialty side are growth hormone, biologicals, hepatitis and Synagis — and Xolair is starting to increase. You know, on a — you know, on a year too date basis, in terms of our total revenue, our largest product is growth hormone, which is 9% of our total revenues, so — and based on our product mix, it ranges anywhere on an individual product or therapy — to anywhere from, on average, 6 to 9%.

Anne Barlow - SWS Securities

Okay.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

So it’s — you know, it’s a very balanced overall mix.

Anne Barlow - SWS Securities

Okay. Looking at your — going back to the same question regarding contracting, where are you standing in number of contracts managed care groups in the specialty arena in the fourth quarter this year versus the fourth quarter of last year?

Richard Smith - Option Care, Inc. - President, COO

We have — this is Rick, Ann. We have close to 400 managed care contracts. A number of them have the specialty capability and component and fee schedule that we’re able to access all lines of businesses, those that don’t necessarily have the carve out that we want to provide or customize for our customers.

We’ve been adding those addendums, or moving them through the process, in a number of meetings and follow-ups that we’ve been having with the different payors. So, you know, we have put significant amount of workload on the managed care sales force that we brought on in late Q3, early Q4 of last year, have added the focus of specialty in terms of a number of the seasoned professionals that we brought on in that capacity.

And we will continue to try to bring pull through in those relationships, all the relationships, in addition to a number of new contracts and new relationships that we’ve been working on since the fourth quarter of last year.

Anne Barlow - SWS Securities

So you would say your access to covered lives for specialty distribution has grown Q over Q or is —?

Richard Smith - Option Care, Inc. - President, COO

Year over year it’s grown, and the focus has been even greater, I would say Q4 ’03 versus Q4 of ’02 in terms of the investment the company has made in the resources to increase that level of access.

Anne Barlow - SWS Securities

Okay. Going back to your hire on the acquisition front, the new vice president in that position. In the past, you know, our conversations have kind of centered around you guys going after your own franchises first and foremost. You know, hiring somebody to just oversee acquisitions in this kind of capacity, is that a shift of strategy and now you’re looking really more outside the company for acquisitions?

Rajat Rai - Option Care, Inc. - CEO, Director

Anne, this is Raj. What we needed is full-time individual, because as we become more active, we needed somebody to drive that strategy. As far as your comment on the franchises, the franchisees, you know, they’re sort of two ways a situation might develop. One, that we would initiate the contact with the franchise if we want to acquire them — or if somebody is looking to sell, they would approach us because we have the first right of refusal. In any of those situations, that, you know — our strategy has not really changed. You know, franchisees form a great acquisition target, depending if the price is right.

And second, you know, we are looking at outside the company, or outside our network, because we see there are opportunities that are coming up all across, whether they are hospital-based infusion companies or independents or any regional companies that are looking to sell.

Anne Barlow - SWS Securities

Okay. Thanks. And I’m continuing to hear, you know, some chatter that going into the fourth quarter of ’04, first quarter of ’05, we may see the Synagis network be restricted a little bit further. You know, what’s your feedback on that?

Richard Smith - Option Care, Inc. - President, COO

We’ve — I think in our eyes and the relationships we’ve had, we think we’ve performed very well, given that we were positioned into the home care part of the distribution network and there were certain lives that we were not able to access, and we aggressively, I think, performed very well as a company. We believe that we’ve had some very good meetings with Medimmune and I think we’ve worked very well together this season, and look forward to being part of the network in the season 2004-2005.

Anne Barlow - SWS Securities

All right. Thanks.

Operator

Your next question comes from David MacDonald from Leerink Swan.

David S. MacDonald - Leerink Swan & Company

Hey guts, a couple of questions.  First of all, when I look at the margins on the infusion business, it looks fairly stable.  I know duration has shortened a little but, hit profitability on the infusion side. Have you guys seen the duration lengthen again and not bounce back a little bit, which has helped the infusion margins? And then I’ve got a follow up.

Richard Smith - Option Care, Inc. - President, COO

I think we have been targeting the longer-term patients, David. You know, we’ve launched some new programs in Q4 of last year and rolled out another programs this year.

We’ve seen slight uptick, not as strong as we wanted to but we do have a — have continuing education and focus to our field in terms of these programs. The sales force in the field management is very aware of the targeted therapy that we want to bring on service, and they did a good job in Q4 of targeting those.

And so we — you know, we do have patients that are, you know, four to five weeks, four to six weeks, for some of our business, and we know we have to rebuild it every single month to keep our growth, and on target to where we want to achieve.

And then we also have the longer-term infusion patients that we continue to go after in reestablishing our clinical presence in all of our markets. So we’re — you know, so far it’s been encouraging and — but we still have more work to do, as well.

David S. MacDonald - Leerink Swan & Company

And Rick, would you expect the average duration to increase year over year in 2004?

Richard Smith - Option Care, Inc. - President, COO

It depends on the therapy that we’re looking at. I think we’ve got some work to do in some of our lines of therapy on the core infusion side. In some areas, you know, on the antibiotic side, we’re — you know, there’s some new technologies coming on board and we’re trying to position ourselves to play with those new technologies. So we’re — you know, it depends on the disease state. It depends on the marketplace and it depends on — really, on the opportunity as well.

Rajat Rai - Option Care, Inc. - CEO, Director

David, this is Raj. You know, another way to offset the length of stay or duration stay issue is to focus on — which we are doing — on multiple therapies, you know patient on different therapies, so whether it’s multiple antibiotic or, you know, you have a combination of a longer-term nutritional patient with antibiotic therapy. So, you know, you try to get a mix of those patients that offset a shorter duration patient. So I mean, that’s been our focus, as well, to go after multiple therapies.

David S. MacDonald - Leerink Swan & Company

Okay. Guys, one other thing I was wondering, you know, since last quarter we’ve seen [INAUDIBLE] get acquired by a PBM. We’ve seen Acreedo now team up with a PBM. Are you guys actively pursuing the Anthems, the Cignas, the Aetnas of the world? Because, frankly, you’re not affiliated with a PBM. Is there an opportunity to pick up some business there, you know, because some of those payors become reluctant to refer business to a specialty guy who is now part of a PBM?

Rajat Rai - Option Care, Inc. - CEO, Director

David, this is Raj. Absolutely. I mean, there is an interest and, you know, on the heels of the acquisition that you saw from — with Express Scripts and Alliance with Medco, there’s definitely a heightened level of interest by other managed care entities, both managed care companies and PVMs, to sort of have a similar type of relationship or an event that could take place.

So I mean, there is definitely more activity around specialty and I think we are — we are positioned pretty well, you know, with our model. Also, I think, you know, pharmaceuticals, biotech drugs into the physician’s office, directly to the patient. So I think we have got a very good model in place that could be quite attractive for other manged care entities to work with.

David S. MacDonald - Leerink Swan & Company

Okay. And I guess last question, I know Raj, historically you had talked about maybe stepping up the acquisition size. When you look at 2004, would you expect it to be focused on, you know, kind of the one-sie two-sie type of infused pharmacies, or could we look for something of a little bit more bulk?

Rajat Rai - Option Care, Inc. - CEO, Director

Well, David, the smaller acquisitions most likely will come in our existing marketplaces where we would have an opportunity to report an acquisition. But given — I think we’re open to any size, as long as it’s not bigger or smaller than we can digest, so as long as we’re able to digest the acquisition and it makes a lot of sense, I think size becomes a moot issue.

David S. MacDonald - Leerink Swan & Company

Okay. Thank you very much.

Operator

Your next question comes from Mitra Ramgopal from Sidoti.

Mitra Ramgopal - Sidoti

Yes, hi. Good morning, guys. In light to the new focus on acquisitions, do you see the product mix between infusion and specialty pharmacy changing significantly from what we saw in 2003?

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

You know, Mitra, I don’t — I don’t anticipate that. Our acquisitions are primarily going to drive the infusion side of our business with our specialty side of our business. Again, you know, we’ve got some new products that are ramping, that tends to grow faster than the infusion side. That mix may change a bit, depending on the transaction size of it that we end up closing, but I would like to keep our mix consistent year over year. But again, there’s a lot of variables there and I’m not exactly sure where it’s going to end up in that circle.

Rajat Rai - Option Care, Inc. - CEO, Director

Mitra, is Raj. If there was a strategic opportunity to acquire a smaller specialty pharmacy company, you know, that could change the mix as well.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Right.

Mitra Ramgopal - Sidoti

Okay. And in terms of paying for it, I know you’re generating some nice cash and you have — I don’t know how much you have remaining on your revolver or what’s available for a future acquisitions.

Rajat Rai - Option Care, Inc. - CEO, Director

We have an unused line of credit today that’s for $60 million, and the borrowing base is about $38 or $39 million on that revolver, so we have plenty of access to capital for acquisitions that would be a combination of, you know, the internal cash flow as well as the access to the capital from outside. Could you repeat your other question? I’m sorry.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Let me say, in addition to that, depending on the transaction, you know, we will also consider using stock as part of the acquisition as well.

Mitra Ramgopal - Sidoti

Okay. And add some color to that. You mentioned you bought back 100,000 shares. What’s remaining on the authorization buy back?

Rajat Rai - Option Care, Inc. - CEO, Director

We have authorized by the board in terms of — $8 million in buy backs, so — we have spent slightly over $1 million.

Mitra Ramgopal - Sidoti

Okay.  $7 million that we were authorized to. Okay, so I guess any excess cash you’ll be using for stock buy backs and also acquisitions? Depending what makes more sense. Right?

Rajat Rai - Option Care, Inc. - CEO, Director

Yes.

Mitra Ramgopal - Sidoti

Okay, thanks.

Operator

Your last question comes from Arthur Henderson from Jefferies & Company.

Arthur Henderson - Jefferies & Company

Just following on these acquisition questions, can you give a little bit more detail about what the two that you did during the first quarter were, were they tuck ins, or out of network, and just give a sense as to what the size of these were?

Rajat Rai - Option Care, Inc. - CEO, Director

Arthur, this is Raj.  Those acquisitions were relatively small.  One was a franchisee that was in close proximity to our existing location of business in the Philadelphia market. And so we reported the operations of that business into our pharmacy location. And the second acquisition that we did was in the Midwest. It was a small respiratory DME business that got folded into our existing business.

Arthur Henderson - Jefferies & Company

Okay. What — I know you’ve reaffirmed your guidance for 2004. What sort of top line revenue growth does that guidance imply?

Rajat Rai - Option Care, Inc. - CEO, Director

Well, we are — if you look at our growth in the — in the fourth quarter, we did about, you know, 5%, and we are not putting out any guidance right now for revenues. As we complete our first quarter, I think we’ll be in a good position to sort of highlight that for you; but I think the trend should continue from where we are and where we were in the fourth quarter. So I would expect to grow at least that much going forward; and we’ll give you a better view of the revenue growth after our first quarter.

Arthur Henderson - Jefferies & Company

Okay. Thanks.

Operator

And your next question comes from Grant Jackson from First Analysis.

Grant Jackson - First Analysis

How much revenue do you drive from Medco? And of that, how much of that overlaps with Accredo’s therapies?

Rajat Rai - Option Care, Inc. - CEO, Director

You know, Grant, we don’t disclose the revenues. We might use Medco for processing, but we don’t necessarily drive lower revenues out of them.

Grant Jackson - First Analysis

Just looking at the Medco/Accredo relationship, whereby Medco is going to try and move other pharmacies over to — well, that business over to Accredo, you don’t see any impact from that?

Rajat Rai - Option Care, Inc. - CEO, Director

No, we don’t — we don’t have much business with Medco in terms of a direct relationship with a contract where we are distributing products under that relationship. We might use Medco for — as a claims processing or a billing conduit.

Grant Jackson - First Analysis

And then last question — this was a follow up to Anne’s question. When talking about access to lives, where have you had the most success with payor groups recently? Is it small managed care organizations, the large ones, with other payor groups? If you can just talk to that and what the reasons might be and where you might see that going in 2004.

Richard Smith - Option Care, Inc. - President, COO

It’s across the board and on all our coasts, on both coasts. We have signed up some small regional plans for some specific specialty opportunities, and we’ve also — have begun renewed pull-through efforts from existing contracts from some larger payors just by changing our service model to serve their program. We have also seen, I think, through an earlier question that was raised, where some of the managed care plans like the independence of what we provide to our platform, strategically from serving their programs.

So, you know, it — each customer that we’ve called on has requested or looked for a different solution and we’ve — as I mentioned before, we’ve been very focused on customizing a good flexible solution for them in terms of what they want to achieve in their programs.

Grant Jackson - First Analysis

Thanks.

Richard Smith - Option Care, Inc. - President, COO

Okay.

Operator

Thank you. Your last question comes from Allen from SilverCrest Asset Management.

Allen UNSTATED - SilverCrest Asset Management

Hi, good morning.

Paul Mastrapa - Option Care, Inc. - CFO, Senior VP

Good morning.

Allen UNSTATED - SilverCrest Asset Management

Just a — I wanted to see if you could give us an update on your MBI information system. Last I had heard, you guys were still putting it on hold while you focused on other things, you know. Has that changed?

Richard Smith - Option Care, Inc. - President, COO

Yeah, this is Rick. We — as I mentioned at our last call, we potentially put it on hold to enhance — make some more enhancements to the application. We also brought the hosting of the application from an outside vendor in-house, and so we are doing some work to prepare to that so we could reduce some operating costs. That has been successfully accomplished.

At the same time, we focused or MBI division to sell the new program to outside third party vendors — or third party customers — and they’ve been successful with selling that program. We are putting another location on the new emphasis program in the early second quarter, and will continue to look at a revised roll out schedule for the application throughout the rest of this year.

Allen UNSTATED - SilverCrest Assett Management

Okay. Great. And also, just to clarify an earlier question, you mentioned that your EBITDA multiples are typically in the four times range and, you know, does the EBITDA and the denominator, does that include any synergies that are you guys anticipating, or is that just unvarnished historical results from the target?

Rajat Rai - Option Care, Inc. - CEO, Director

Allen, this is Raj. The synergies, obviously, would stay with us, so we don’t pay for synergies. Now, we might make an exception for a one-time charge or something like, that but that’s the most that we would give concessions of.

Allen UNSTATED - SilverCrest Assett Management

Okay, great. Thanks:

Operator

Sir, have you no more questions at this time.

Rajat Rai - Option Care, Inc. - CEO, Director

Well, if we have no other questions, I would like to thank everybody who participated on the call, and look forward to speaking with you soon for our first quarter results. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.